Filed Pursuant to Rule 433

Registration No. 333-228352

Free Writing Prospectus dated August 7, 2020

Relating to Preliminary Prospectus Supplement dated August 7, 2020

Regeneron Pharmaceuticals, Inc.

$1,250,000,000 1.750% Senior Notes Due 2030

$750,000,000 2.800% Senior Notes Due 2050

PRICING TERM SHEET

$1,250,000,000 1.750% Senior Notes Due 2030

Issuer	Regeneron Pharmaceuticals, Inc.

Principal Amount	$1,250,000,000

Maturity Date	September 15, 2030

Issue Price (Price to Public)	99.898%

Interest Rate	1.750% per annum beginning on the Original Issue Date

Interest Payment Dates	Semi-annually, each March 15 and September 15, commencing March 15, 2021

Record Dates	March 1 and September 1

Treasury Benchmark	0.625% due May 15, 2030

Spread to Benchmark Treasury	120 bps

Benchmark Treasury Price & Yield	100-19+ / 0.561%

Yield to Maturity	1.761%

Optional Redemption

Make whole call, in whole or in part, as set forth in the preliminary prospectus supplement to which this pricing term sheet relates (treasury rate plus 20 basis points) at any time prior to June 15, 2030 (3 months prior to the maturity date of the 2030 notes)

Par call, in whole or in part, at any time on or after  June 15, 2030 (3 months prior to the maturity date of the 2030 notes)

CUSIP/ISIN:	75886F AE7 / US75886FAE79

Lead Book-Running Managers	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC

Bookrunners	U.S. Bancorp Investments, Inc. Barclays Capital Inc. Citigroup Global Markets Inc.

Senior Co-Managers	Fifth Third Securities, Inc. MUFG Securities Americas Inc.

Co-Managers	Citizens Capital Markets, Inc. Loop Capital Markets LLC PNC Capital Markets LLC The Governor and Company of the Bank of Ireland

$750,000,000 2.800% Senior Notes Due 2050

Issuer	Regeneron Pharmaceuticals, Inc.

Principal Amount	$750,000,000

Maturity Date	September 15, 2050

Issue Price (Price to Public)	99.715%

Interest Rate	2.800% per annum beginning on the Original Issue Date

Interest Payment Dates	Semi-annually, each March 15 and September 15 commencing March 15, 2021

Record Date	March 1 and September 1

Treasury Benchmark	2.000% due February 15, 2050

Spread to Benchmark Treasury	160 bps

Benchmark Treasury Price & Yield	119-14 / 1.214%

Yield to Maturity	2.814%

Optional Redemption

Make whole call, in whole or in part, as set forth in the preliminary prospectus supplement to which this pricing term sheet relates (treasury rate plus 25 basis points) at any time prior to March 15, 2050 (6 months prior to the maturity date of the 2050 notes)

Par call, in whole or in part, at any time on or after March 15, 2050 (6 months prior to the maturity date of the 2050 notes)

CUSIP/ISIN:	75886F AF4 / US75886FAF45

Lead Book-Running Managers	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC

Bookrunners	U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. MUFG Securities Americas Inc.

Senior Co-Managers	Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers	Citizens Capital Markets, Inc. Loop Capital Markets LLC PNC Capital Markets LLC The Governor and Company of the Bank of Ireland

Terms Applicable to Both Tranches

Ratings	Baa3 / BBB+ (Moody’s/S&P)

Trade Date	August 7, 2020

Original Issue Date (Settlement)	August 12, 2020

Change of Control

Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary prospectus supplement to which this pricing term sheet relates), Regeneron Pharmaceuticals, Inc. will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to but not including the date of repurchase

Minimum Denomination	$2,000 and integral multiples of $1,000 in excess thereof

None of the securities ratings is a recommendation to buy, sell, or hold the notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1 (866) 471-2526; BofA Securities toll free at 1 (800) 294-1322; J.P. Morgan collect at 1 (212) 834-4533.

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